Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
AMERIGROUP Corporation:

We consent to the incorporation by reference in the registration statement (No. 333–37410) on post effective amendment No. 1 to Form S-1 on Form S-8 and in the registration statement (No. 333–745406) on Form S–8 of AMERIGROUP Corporation of our reports dated February 8, 2002, with respect to the consolidated balance sheets of AMERIGROUP Corporation as of December 31, 2001 and 2000, and the related consolidated income statements and statements of stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear herein.

Norfolk, Virginia
March 12, 2002

/s/ KPMG LLP